UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
			        Amendment No. 3

                              Candela Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   136907102
                                 (CUSIP Number)

                                February 28, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 136907102


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Signia Capital Management, LLC        94-3383030

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Washington, United States

       		 5.  Sole Voting Power: 46,299
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  46,299
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             46,299

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.20%

       12.   Type of Reporting Person

	     IA

Item 1. (a)  Issuer: Candela Corporation

             1.      Address:
                     530 BOSTON POST RD
		     WAYLAND MA 01778


Item 2. (a)  Name of Person Filing:

             Signia Capital Management, LLC

        (b)  Address of Principal Business Offices:

             108 N Washington St Ste 305
             Spokane, WA  99201
	     United States

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: 136907102

Item 3. Signia Capital Management, LLC is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 11, 2009
                                       Signia Capital Management, LLC

                                       By: /s/ David C. Krebs
                                       --------------------------
                                       Name: David C. Krebs
                                       Title: Chief Compliance Officer